Exhibit 10.32.1

AMENDMENT NO. 1
TO
COMMON STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Common Stock Purchase Agreement (the “Amendment”) is made as of August 8, 2008, by and between Cytori Therapeutics, Inc., a Delaware corporation with its principal executive office located at 3020 Callan Road, San Diego, CA 92121 (the “Company”), and Olympus Corporation, a Japan corporation with its principal executive office located at  43-2 Hatagaya 2-chome, Shibuya-ku, Tokyo, Japan (“Purchaser”) (the Company and Purchaser are referred to collectively as the “Parties”).

WHEREAS, the Parties entered into that certain Common Stock Purchase Agreement executed as of August 7, 2008 (the “Agreement”) (capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Agreement); and

WHEREAS, Section 13 of the Agreement provides that in the event the final terms of the Offering to third parties were more favorable than the terms offered to Olympus in the Agreement, that Olympus would be entitled to adjust the terms of the Agreement to reflect such more favorable terms; and

WHEREAS, The terms of the Offering were in fact more favorable to the third parties, and the Parties hereto now agree to amend the terms of the Agreement to match the more favorable terms provided to such third parties and effectuate the provisions of Section 13 of the Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:

1. Amendments.

a.	Section 1 (Sale of Stock) of the Agreement shall be deleted in its entirety and the following inserted in its place:

“1.           Sale of Stock.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to Purchaser, and Purchaser agrees to purchase from the Company 1,000,000 unregistered shares of the Company’s Common Stock (the “Shares”) at a purchase price of US$6.00 per Share for a total of US $6,000,000 (the “Purchase Price”). The Purchase Price per share reflects the adjustment to more favorable terms for the Purchaser in accordance with the terms of Section 13 of this Agreement.

(i) Warrants. For each Share purchased above, Olympus shall be issued a five year Warrant to purchase one half of a Share (a “Warrant Share”) at an exercise price of $8.50 per Warrant Share, for a aggregate of 500,000 additional Warrant Shares that may be acquired pursuant to the Warrant. The terms of the Warrant shall be as contained in the form attached as hereto as Exhibit A.

2. Effect of Amendment.  Except as and to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect in all respects.  In the event of a conflict or inconsistency between this Amendment and the Agreement, the provisions of this Amendment shall govern.

3. Counterparts.  This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic means shall constitute effective delivery.

The parties have executed this Amendment No. 1 to Common Stock Purchase Agreement as of the date first set forth above.

COMPANY:

CYTORI THERAPEUTICS, INC.

/s/ Christopher J. Calhoun

By: Christopher J. Calhoun

Title: CEO

Address:
3020 Callan Road
San Diego, CA 92121

Fax:  US 858-458-0994

PURCHASER:

OLYMPUS CORPORATION

/s/ Yasunobu Toyoshima

By: Yasunobu Toyoshima

Title: General Manager

Address:
43-2 Hatagaya 2-chome
Shibuya-ku, Tokyo
Japan

Fax: Japan 03-3340-2062

EXHIBIT A

Warrant